Exhibit 99.1

PRESS RELEASE	Corporate Headquarters 355 South Grand Avenue Suite 3100 Los Angeles, CA 90071 United States T 213.613.3333 F 213.613.3005 www.cbre.com

FOR IMMEDIATE RELEASE — February 20, 2003

For further information: Kenneth Kay Senior Executive Vice President and Chief Financial Officer CB Richard Ellis 213.613.3420	Ronald Platisha Executive Vice President-Finance CB Richard Ellis 310.354.6044

CBRE Holding, Inc. Reports Fourth Quarter and Full Year 2002 Results

Los Angeles, CA (February 20, 2003) — CBRE Holding, Inc., parent corporation of CB Richard Ellis Services, Inc., one of the world’s leading real estate services companies, today reported its results for the three and twelve months ended December 31, 2002.

Revenue totaled $376.5 million for the fourth quarter ended December 31, 2002, as compared to $337.3 million for the fourth quarter ended December 31, 2001.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for the fourth quarter totaled $58.7 million, a $2.1 million or 3.8% increase from last year’s same period results.

Revenue for the twelve months ended December 31, 2002 was comparable to the prior year at $1.17 billion.  EBITDA for the twelve months ended December 31, 2002 was $130.7 million, a $15.7 million or 13.7% increase from the prior year.

On February 20, 2003, at 12:30 p.m. Pacific time, the Company will hold a conference call with its bondholders to discuss its results for the quarter ended December 31, 2002.  To access the call, dial 888-273-9889, and request CB Richard Ellis Fourth Quarter 2002 Earnings (outside the United States, please call 612-332-0228).  A transcript of the call will be available at www.cbre.com for review for seven working days after the call.

Headquartered in Los Angeles, CBRE Holding, Inc. is one of the world’s leading real estate services companies. With approximately 9,500 employees, the Company serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. The Company’s core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research and consulting.  The Company reported net revenues of $1.17 billion in 2002.  For more information about CB Richard Ellis, visit the Company's website at www.cbre.com.

This release contains forward-looking statements concerning expectations for future revenues, cost reductions and earnings performance.  These statements reflect the company’s current plans and expectations and are based on information currently available to it.  They rely on a number of assumptions and estimates, which could prove to be inaccurate, and which are subject to risks and uncertainties that could cause the Company’s actual results to vary materially from the results anticipated.  CB Richard Ellis undertakes no obligation to update publicly or revise any forward-looking statements.  These statements are qualified by reference to the Company’s 2001 Annual Report and Form 10-K and its quarterly reports on Form 10-Q.

CBRE HOLDING, INC.

OPERATING RESULTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2002 AND 2001

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001

Revenue from real estate services	$376,466	$337,262	$1,170,277	$1,170,762
Costs and expenses:
Commissions, fees and other incentives	186,405	157,669	554,942	547,577
Operating, administrative and other	134,303	123,726	493,949	512,632
Depreciation and amortization	6,507	6,410	24,614	37,854
Equity income from unconsolidated subsidiaries	(2,903)	(658)	(9,326)	(4,428)
Merger-related and other nonrecurring charges	(14)	3,166	36	28,569
Total costs and expenses	324,298	290,313	1,064,215	1,122,204
Operating income	52,168	46,949	106,062	48,558
Interest income	599	674	3,272	3,994
Interest expense	14,160	14,535	60,501	50,020
Income before provision for income taxes	38,607	33,088	48,833	2,532
Provision for income taxes	23,510	16,910	30,106	19,126
Net income (loss)	$15,097	$16,178	$18,727	$(16,594)
EBITDA excluding merger-related and other nonrecurring charges	$58,661	$56,525	$130,712	$114,981
EBITDA margin excluding merger-related and other nonrecurring charges	15.6%	16.8%	11.2%	9.8%

CB RICHARD ELLIS SERVICES, INC(1)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31, 2002	December 31, 2001

Assets:
Cash and cash equivalents	$79,574	$57,447
Warehouse receivable(2)	63,140	106,790
Other current assets	223,351	215,681
Property and equipment, net	66,634	68,451
Goodwill and other intangible assets, net	668,219	647,660
Deferred taxes, non current	36,376	54,002
Cash surrender value of insurance policies, deferred compensation plan	63,642	69,385
Other assets	139,169	140,101

Total assets	$1,340,105	$1,359,517

Liabilities:
Current liabilities, excluding debt	$288,891	$258,271
Warehouse line of credit(2)	63,140	106,790
Senior secured term loan tranche A	38,750	46,250
Senior secured term loan tranche B	182,225	184,075
11 1/4% senior subordinated notes	225,943	225,737
Other debt(3)	60,988	65,396
Deferred compensation liability	106,252	105,104
Other long-term liabilities	43,301	46,661

Total liabilities	1,009,490	1,038,284

Minority Interest	5,615	4,296

Stockholders' equity	263,137	257,281
Mezzanine notes	61,863	59,656

Total stockholders' equity	325,000	316,937

Total liabilities and stockholders' equity	$1,340,105	$1,359,517

(1)                                  CB Richard Ellis Services, Inc. is a wholly owned subsidiary of CBRE Holding, Inc.

(2)                                  Includes Freddie MAC loan receivables and related non-recourse warehouse line of credit of $63.1 million and $106.8 million at December 31, 2002 and 2001, respectively.

(3)                                  Includes non-recourse debt relating to a building investment in Japan of $40.0 million and $37.2 million at December 31, 2002 and 2001, respectively.